AMENDMENT NO. 4 TO
CIENA CORPORATION 2008 OMNIBUS INCENTIVE PLAN

THIS AMENDMENT NO. 4 (the “Amendment”) to the Ciena Corporation 2008 Omnibus Incentive Plan (the “Plan”), was adopted by the Board of Directors of Ciena Corporation (the “Company”) on January 28, 2016, and is effective as of March 24, 2016, the date upon which the Amendment received approval of the stockholders of the Company.

The Plan is hereby amended as follows:

1.	The following paragraph is added to the end of Section 3.3 of the Plan:

Any Award granted pursuant to the Plan shall be subject to mandatory repayment by the Grantee to the Company (i) to the extent set forth in this Plan or an Award Agreement or (ii) to the extent the Grantee is, or in the future becomes, subject to (A) any Company or Affiliate “clawback” or recoupment policy that is adopted by the Company, including to comply with the requirements of any applicable laws, rules or regulations, or (B) any applicable laws that impose mandatory recoupment, under circumstances set forth in such applicable laws.

2.	Section 6.3 of the Plan is deleted and replaced in its entirety as follows:

6.3.    Limitation on Shares of Stock Subject to Awards and Cash Awards.

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act:

(i) the maximum number of shares of Stock subject to Options or SARs that can be awarded under the Plan to any person eligible for an Award under Section 6 hereof, other than an Outside Director, is one million per 12 month period;

(ii) the maximum number of shares of Stock (other than pursuant to an Option or SAR) that can be awarded under the Plan to any person eligible for an Award under Section 6 hereof, other than an Outside Director, is one million per 12 month period;

(iii) the maximum amount of compensation that can be awarded to an Outside Director is $500,000 per fiscal year, including the sum of (a) cash compensation paid and (b) the Fair Market Value of shares of Stock awarded under the Plan under Section 6 hereof; provided, however, that the foregoing limitation shall not apply to the extent than an Outside Director has been or becomes an employee of the Company during the fiscal year; and

(iv) the maximum amount that may be earned as an Annual Incentive Award or other cash Award in any 12-month period by any person eligible for an Award shall be $5,000,000 and the maximum amount that may be earned as a Performance Award or other cash Award in respect of a Performance Period by any person eligible for an Award shall be $25,000,000.

The Board may make exceptions to the limitation set forth in subsection (iii) above for individual Outside Directors in extraordinary circumstances, such as serving on a special transaction or litigation committee of the Board, provided that the Outside Director receiving such additional compensation may not participate in the decision to make such exception and award such additional compensation.

The preceding limitations in this Section 6.3 are subject to adjustment as provided in Section 17 hereof.

3.	Section 10.2(b) of the Plan is deleted and replaced in its entirety as follows:

(b)    Notwithstanding the terms of Section 10.2(a), and subject to Section 10.9 below, (i) Restricted Stock and Restricted Stock Units granted to Grantees other than Outside Directors and the Executive or Non-Executive Chairman of the Board that vest solely by the passage of time shall not vest in full in less than three years from the Grant Date; (ii) Restricted Stock and Restricted Stock Units granted to Outside Directors and the Executive or Non-Executive Chairman of the Board that vest solely by the passage of time shall not vest in full in less than one year from the Grant Date; and (iii) Restricted Stock and Restricted Stock Units granted to any Grantees that vest, or are subject to acceleration of vesting, upon the achievement of performance targets shall not vest in full in less than one year from the Grant Date. The foregoing restriction shall not apply to Restricted Stock or Restricted Stock Unit Awards assumed in connection with mergers, reorganizations, separations, or other transactions to which Section 424(a) of the Code applies.

4.	Section 10.6(b)(i) of the Plan is amended to replace the reference to “Section 10.2(b)(ii)” with a reference to “Section 10.2(b)(iii).”

To record adoption of the Amendment to the Plan by the Board of Directors as of January 28, 2016, and approval of the Amendment to the Plan by the stockholders of the Company on March 24, 2016, the Company has caused its authorized officer to execute this Amendment to the Plan.

CIENA CORPORATION

By:	/s/ David M. Rothenstein
Name:	David M. Rothenstein
Title:	Senior Vice President, General Counsel & Secretary
Date:	March 24, 2016